EXHIBIT 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, the undersigned agree to the joint filing of a Statement on Schedule 13D (including any and all amendments thereto) with respect to the Class A Common Stock, par value $0.01 per share, of Interactive Brokers Group, Inc. and further agree to the filing of this agreement as an Exhibit thereto. In addition, each party to this Agreement expressly authorizes each other party to this Agreement to file on its behalf any and all amendments to such Statement on Schedule 13D.

Dated: May 17, 2007

IBG HOLDINGS LLC

By:	/s/ Thomas Peterffy
Name: Thomas Peterffy
Title: Managing Member

/s/ Thomas Peterffy
Thomas Peterffy